PRESS RELEASE - FOR IMMEDIATE RELEASE

INYX REPORTS UPDATE ON CORPORATE MATTERS

NEW YORK - March 19, 2007 - Inyx, Inc. (OTC BB: IYXI), a specialty pharmaceutical company focused on niche drug-delivery technologies and products, reported today an update on several corporate matters.

The company said its senior management group, led by Inyx Chairman and CEO Jack Kachkar, M.D, has informed the board of directors of Inyx that it expects to finalize over the next several days the financing to formally make its offer to take the company private. As a result, the group expects to present its going-private offer by the end of this week to a special committee of the Inyx board of directors, comprised of three independent directors. The special committee, with assistance of an independent investment banking firm, will evaluate the fairness of the group’s offer and make a recommendation to Inyx shareholders. When the special committee receives the buyout offer, it will be announced publicly in a press release.

Inyx also reported that Dr. Kachkar expects to finalize over the next several days the financing to enable the company to recapitalize its balance sheet and to complete other strategic initiatives. Related to the recapitalization, Inyx said it expects to shortly pay off the loan amounts owed Westernbank Puerto Rico; this debt totals approximately $125 million, against a portion of which Dr. Kachkar has issued a personal guaranty.

About Inyx

Inyx, Inc. is a specialty pharmaceutical company with niche drug-delivery technologies and products for the treatment of respiratory, allergy, dermatological, topical and cardiovascular conditions. Inyx focuses its expertise on both prescription and over-the-counter pharmaceutical products, and provides specialty pharmaceutical development and production consulting services. In addition, Inyx is developing its own proprietary products. The company’s operations are conducted through several wholly owned subsidiaries: Inyx USA Ltd., based in Manati, Puerto Rico; Inyx Pharma Ltd. and Inyx Europe Limited, which owns and operates Ashton Pharmaceuticals Ltd., all near Manchester, England; Inyx Canada, Inc. in Toronto; and Exaeris, Inc., based in Exton, Pennsylvania, which conducts Inyx’s marketing and distribution activities. Inyx, Inc.’s corporate offices are in New York City. For more information, please visit: www.inyxgroup.com.

Safe Harbor
Statements about the Inyx’s future expectations, including future revenues and earnings, and all other statements in this press release other than historical facts, are "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933, Section 21E of the Securities Exchange Act of 1934, and as that term is defined in the Private Securities Litigation Reform Act of 1995. Inyx intends that such forward-looking statements be subject to the safe harbors created thereby. Since these statements involve risks and uncertainties and are subject to change at any time, Inyx's actual results could differ materially from expected results.

For more information, please contact:
Jay M. Green, Executive VP, jgreen@inyxgroup.com
Bill Kelly, VP, Investor Relations, bill.kelly@inyxgroup.com

825 Third Avenue, 40th Floor, New York, NY 10022
Telephone: 212-838-1111 / Fax: 212-838-0060
www.inyxgroup.com